EX-35.4
ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement dated December 1, 2006 (the "Pooling and Servicing Agreement") by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, LaSalle Bank National Association, as Trustee, Wells Fargo Bank, N.A., as Paying Agent, Midland Loan Services, Inc., as Master Servicer No. 1, Capmark Finance Inc., as Master Servicer No. 2, Wachovia Bank, National Association, as Master Servicer No. 3 and LNR Partners, Inc., as Special Servicer

JPMCC 2006-LDP9


I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1. I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2007 (the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.


LNR PARTNERS, INC.



By: /s/ Susan K. Chapman
Susan K. Chapman
Vice President